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                                                                    EXHIBIT 23.4

                 [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]



                               November 7, 1996

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17001


Gentlemen:

     We hereby consent to (i) the inclusion of our letter dated October 18, 1996 (the "Fairness Opinion") addressed to the Board of Directors of Rite Aid Corporation (the "Company") as Annex B to the Joint Proxy Statement/Prospectus of the Company and Thrifty PayLess Holdings, Inc. ("Thrifty PayLess"), relating to the proposed merger of Thrifty PayLess with and into the Company (ii) all references to the Fairness Opinion and Donaldson, Lufkin & Jenrette Securities Corporation contained in such Joint Proxy Statement/Prospectus contained under the caption "The Merger -- Opinion of DLJ" and elsewhere contained in such Joint Proxy Statement/Prospectus to the extent consistent therewith and derived therefrom. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        Sincerely,

                                        DONALDSON, LUFKIN & JENRETTE
                                         SECURITIES CORPORATION




                                        By:     /s/ Peter J. Nolan
                                                --------------------
                                                Peter J. Nolan
                                                Managing Director